November 2, 2006

Edward J. Swotek, Senior Vice President

Immediately

TierOne Bank Awarded $4.5 Million in Damages from Federal Breach of Contract

LINCOLN, NE – November 2, 2006 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), announced today the United States Court of Federal Claims (“Court”) issued an opinion on October 31, 2006 awarding $4.5 million in damages to the Bank in connection with a lawsuit it filed in 1995 claiming the federal government breached its contract with the Bank upon the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”).

The lawsuit stemmed from FIRREA’s elimination of nearly $30.0 million of goodwill remaining from three supervisory mergers the Bank completed in 1982. The loss of the goodwill, which had been included as part of the Bank’s regulatory capital requirements under federally-approved guidelines at the time of the supervisory mergers, forced the Bank to shrink in size, reduce personnel and eliminate several banking offices in order to meet FIRREA’s new, stricter capital requirements.

The Bank’s case was initially stayed pending resolution on appeal of a series of similar cases filed in the mid-1990‘s. In July 1996, the United States Supreme Court ruled in the Winstar case that FIRREA’s provisions changing the accounting for supervisory goodwill constituted a breach of contract by the federal government.

In late 2003, the Court of Federal Claims found the federal government was liable to the Bank for breach of contract. In May 2006 a second trial, based solely on the issue of damages resulting from the contract breach, found the Bank was entitled to $4.5 million.

Gilbert G. Lundstrom, chairman and chief executive officer of the Company, said the Bank is currently reviewing the opinion and both the Bank and the federal government retain the right to appeal the Court’s ruling to the United States Court of Appeals. Lundstrom said the Bank has made no decision whether to appeal the case.

Corporate Profile

TierOne Corporation is the parent company of TierOne Bank, a $3.4 billion federally chartered savings bank and the largest publicly-traded financial institution headquartered in Nebraska. Established in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 70 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan, including issues associated with the growth of a more diversified loan portfolio; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; unanticipated issues associated with the construction of a new banking office in Papillion, Nebraska and the sale of two banking offices in Plainville and Stockton, Kansas; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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